[Letterhead of Paul, Hastings, Janofsky & Walker LLP]



                                       March 30, 2000


HemaSure Inc.
140 Locke Drive
Marlborough, Massachusetts 01752


Ladies and Gentlemen:

              We are furnishing this opinion of counsel to HemaSure Inc., a Delaware corporation (the "Company"), for filing as Exhibit 5.1 to the Registration Statement on Form S-1 (the "Registration Statement") to be filed by the Company on or about March 31, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the re-sale by the several selling stockholders named in the Registration Statement (the "Selling Stockholders") of up to 2,551,320 shares of common stock, par value $.01 per share (the "Shares"), owned by such Selling Stockholders.

              In our capacity as counsel for the Company in connection with the matters referred to above, we have examined the Certificate of Incorporation and Bylaws of the Company, and the originals or copies certified or otherwise identified, of records of corporate action of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinion hereinafter expressed.

              Based upon our  examination  as  aforesaid,  we are of the opinion
that  the  Shares  are  duly   authorized,   validly  issued,   fully  paid  and
non-assessable.

              We hereby  consent  to the  filing of this  opinion  of counsel as
Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Paul, Hastings, Janofsky & Walker LLP

                                       Paul, Hastings, Janofsky & Walker LLP


NY/272046.1